UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to Rule 14a-12

EnteroMedics Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2800 Patton Road

St. Paul, MN 55113

(651) 634-3003

November 23, 2015

Dear Stockholders:

You are cordially invited to join us for a special meeting of stockholders, which will be held on December 21, 2015 at 2:00 p.m., Central Time, in the Seattle Room at the offices of Dorsey & Whitney LLP, 50 South Sixth Street, Suite 1500, Minneapolis, Minnesota 55402. For your convenience, a map showing the location of Dorsey & Whitney LLP is provided on the back of the accompanying proxy statement. Holders of record of our common stock as of November 6, 2015, are entitled to notice of and to vote at the special meeting.

The Notice of Special Meeting of Stockholders and the proxy statement that follow describe the business to be conducted at the meeting.

We hope you will be able to attend the meeting. However, even if you plan to attend in person, please vote your shares promptly to ensure that they are represented at the meeting. You may submit your proxy vote by telephone or internet as described in the following materials or by completing and signing the enclosed proxy card and returning it in the envelope provided. If you decide to attend the meeting and wish to change your proxy vote, you may do so automatically by voting in person at the meeting.

We look forward to seeing you at the special meeting.

Sincerely,

Mark B. Knudson, Ph.D.

Executive Chairman of the Board

ENTEROMEDICS INC.

2800 Patton Road, St. Paul, Minnesota 55113

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS OF

ENTEROMEDICS INC.

November 23, 2015

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

Date and Time:	December 21, 2015 at 2:00 p.m., Central Time

Place:	Dorsey & Whitney LLP Seattle Room 50 South Sixth Street, Suite 1500 Minneapolis, Minnesota 55402

Items of Business:

1.      Approve an amendment to the Company’s Fifth Amended and Restated Certificate of Incorporation to effect a reverse split of our issued and outstanding shares of common stock at a ratio of between 1-for-6 and 1-for-15, inclusive, which ratio will be selected at the sole discretion of our Board of Directors at any whole number in the above range, with any fractional shares that would otherwise be issued as a result of the reverse split being rounded up to the nearest whole share (the “Reverse Stock Split”); provided, that our Board of Directors may abandon the Reverse Stock Split in its sole discretion;

2.      Approve an amendment to Article IV, Section 1 of the Company’s Fifth Amended and Restated Certificate of Incorporation, effective after the Reverse Stock Split, to increase the number of shares of common stock authorized for issuance to 150 million shares;

3.      Approve, for purposes of complying with NASDAQ Listing Rule 5635(d), the issuance of shares of our common stock underlying convertible notes and warrants issued by us pursuant to the terms of that certain Securities Purchase Agreement, dated November 4, 2015, between the Company and the investors named therein, in an amount equal to or in excess of 20% of our common stock outstanding before the issuance of such convertible notes and warrants;

4.      Approval of one or more adjournments to the special meeting, if necessary or appropriate, to establish a quorum or to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting cast in favor of Proposal 1, Proposal 2 or Proposal 3; and

5. Transact other such business as may properly come before the special meeting or any adjournment or postponement thereof.

Record Date:	You may vote at the meeting if you were a stockholder of record at the close of business on November 6, 2015.

Voting by Proxy:	If you cannot attend the special meeting in person, you may vote your shares by telephone or internet by no later than 12:00 p.m. Central Time on December 20, 2015 (as directed on the enclosed proxy card), or by completing, signing and promptly returning the enclosed proxy card by mail. We encourage you to vote by telephone or internet in order to reduce our mailing and handling expenses. If you choose to submit your proxy by mail, we have enclosed an envelope addressed to our transfer agent, Wells Fargo Shareowner Services, for which no postage is required if mailed in the United States.

By Order of the Board of Directors:

Greg S. Lea

Secretary

November 23, 2015

PROXY STATEMENT

2015 SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON DECEMBER 21, 2015

The Board of Directors (the “Board”) of EnteroMedics Inc. (“EnteroMedics” or the “Company”) is soliciting proxies for use at the special meeting of stockholders to be held on December 21, 2015 (the “Special Meeting”), and at any adjournment of the Special Meeting. This proxy statement and the enclosed proxy card are first being mailed or given to stockholders on or about November 23, 2015.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND VOTING

What is the purpose of the meeting?

At the Special Meeting, stockholders will act upon the matters outlined in the Notice of Special Meeting of Stockholders, including (i) approval of an amendment to our Fifth Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) to effect a reverse split of our issued and outstanding shares of common stock at the discretion of the Board (the “Reverse Stock Split”), (ii) approval of an amendment to Article IV, Section 1 of the Certificate of Incorporation, effective after the Reverse Stock Split, to increase the number of shares of common stock authorized for issuance to 150 million shares (the “Authorized Share Increase”), (iii) approval, for purposes of complying with NASDAQ Listing Rule 5635(d), of the issuance of shares of our common stock underlying convertible notes (the “Notes”) and warrants (the “Warrants”) issued by us pursuant to the terms of that certain Securities Purchase Agreement, dated November 4, 2015, between the Company and the investors named therein (the “Purchase Agreement”), in an amount equal to or in excess of 20% of our common stock outstanding before the issuance of such Notes and Warrants (the “Issuance”), and (iv) approval of one or more adjournments of the Special Meeting, if necessary, to establish a quorum or solicit additional proxies in favor of Proposal 1, Proposal 2 or Proposal 3.

Who is entitled to vote at the meeting?

The Board has set November 6, 2015, as the record date for the Special Meeting. If you were a stockholder of record at the close of business on November 6, 2015, you are entitled to vote at the meeting.

As of the record date, 106,404,378 shares of our common stock were issued and outstanding and, therefore, eligible to vote at the meeting.

What are my voting rights?

Holders of our common stock are entitled to one vote per share. Therefore, a total of 106,404,378 votes are entitled to be cast at the meeting. There is no cumulative voting.

How many shares must be present to hold the meeting?

In accordance with our bylaws, shares equal to a majority of all of the shares of the outstanding common stock as of the record date must be present at the meeting in order to hold the meeting and conduct business. This is called a quorum. Your shares are counted as present at the meeting if:

•	you are present and vote in person at the meeting; or

•	you have properly submitted a proxy card by mail, telephone or internet.

How do I vote my shares?

If you are a stockholder of record as of the record date, you can give a proxy to be voted at the meeting in any of the following ways:

•	over the telephone by calling a toll-free number;

•	electronically, via the internet; or

•	by completing, signing and mailing the enclosed proxy card.

The telephone and internet procedures have been set up for your convenience. We encourage you to save corporate expense by submitting your vote by telephone or internet. The procedures have been designed to authenticate your identity, to allow you to give voting instructions, and to confirm that those instructions have been recorded properly. If you are a stockholder of record and you would like to submit your proxy by telephone or internet, please refer to the specific instructions provided on the enclosed proxy card. If you wish to submit your proxy by mail, please return your signed proxy card to us before the Special Meeting.

If you hold your shares in “street name,” you must vote your shares in the manner prescribed by your broker or other nominee. Your broker or other nominee has enclosed or otherwise provided a voting instruction card for you to use in directing the broker or nominee how to vote your shares, and telephone and internet voting is also encouraged for stockholders who hold their shares in street name.

What is the difference between a stockholder of record and a “street name” holder?

If your shares are registered directly in your name, you are considered the stockholder of record with respect to those shares.

If your shares are held in a stock brokerage account or by a bank, trust or other nominee, then the broker, bank, trust or other nominee is considered to be the stockholder of record with respect to those shares. However, you still are considered the beneficial owner of those shares, and your shares are said to be held in “street name.” Street name holders generally cannot vote their shares directly and must instead instruct the broker, bank, trust or other nominee how to vote their shares using the method described above.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, it means that you hold shares registered in more than one account. To ensure that all of your shares are voted, sign and return each proxy card or, if you submit your proxy vote by telephone or internet, vote once for each proxy card you receive.

Can I vote my shares in person at the meeting?

If you are a stockholder of record, you may vote your shares in person at the meeting by completing a ballot at the meeting. Even if you currently plan to attend the meeting, we recommend that you also submit your proxy as described above so that your vote will be counted if you later decide not to attend the meeting.

If you are a street name holder, you may vote your shares in person at the meeting only if you obtain a signed letter or other proxy from your broker, bank, trust or other nominee giving you the right to vote the shares at the meeting.

What vote is required for a proposal to be approved?

Approval of (i) the Reverse Stock Split and (ii) the Authorized Share Increase requires an affirmative vote by the holders of a majority of the shares of our common stock outstanding and entitled to vote at the Special Meeting.

Approval of the Issuance as well as each of the other matters that may be acted upon at the meeting will be determined by the affirmative vote of the holders of a majority of the shares of our common stock present in person or by proxy at the meeting and entitled to vote.

How are votes counted?

You may vote “FOR,” “AGAINST” or “ABSTAIN” on each of the proposals.

If you submit your proxy but abstain from voting on one or more matters, your shares will be counted as present at the meeting for the purpose of determining a quorum. Your shares also will be counted as present at the meeting for the purpose of calculating the vote on the particular matter with respect to which you abstained from voting.

If you abstain from voting on a proposal, your abstention has the same effect as a vote against that proposal.

If your shares are registered in your name or if you have stock certificates, they will not be counted if you do not vote as described above under “How do I vote my shares?” If your shares are held in street name and you do not provide voting instructions to your broker as described above, your broker has the authority to vote your unvoted shares only on the Reverse Stock Split (Proposal 1 of this proxy statement) and the Authorized Share Increase (Proposal 2 of this proxy statement) without receiving instructions from you. Therefore, we encourage you to provide voting instructions to your broker. This ensures your shares will be voted at the Special Meeting and in the manner you desire. A “broker non-vote” will occur if your broker cannot vote your shares on a particular matter because it has not received instructions from you and does not have discretionary voting authority on that matter or because your broker chooses not to vote on a matter for which it does have discretionary voting authority.

Your broker does not have discretionary authority to vote your uninstructed shares regarding authorization of the Issuance (Proposal 3 of this proxy statement). Thus, if you hold your shares in street name and you do not instruct your broker how to vote on the Issuance, no votes will be cast on this proposal on your behalf. We believe that the Reverse Stock Split (Proposal 1) and the Authorized Share Increase (Proposal 2) are considered routine matters and, thus, we do not expect to receive any broker non-votes on these proposals.

How will the proxies vote on any other business brought up at the meeting?

By submitting your proxy card, you authorize the proxies to use their judgment to determine how to vote on any other matter brought before the meeting. We do not know of any other business to be considered at the meeting.

The proxies’ authority to vote according to their judgment applies only to shares you own as the stockholder of record.

Who will count the vote?

Representatives of Wells Fargo Shareowner Services, our transfer agent, will tabulate votes and act as independent inspectors of election.

How does the Board of Directors recommend that I vote?

You will vote on the following management proposals:

•

Approval of an amendment to the Company’s Certificate of Incorporation to effect a reverse split of our issued and outstanding shares of common stock at a ratio of between 1-for-6 and 1-for-15, inclusive, which ratio will be selected at the sole discretion of our Board of Directors at any whole number in the above range, with any fractional shares that would otherwise be issued as a result of the reverse split being rounded up to the nearest whole share; provided, that our Board of Directors may abandon the Reverse Stock Split in its sole discretion;

•

Approval of an amendment to Article IV, Section 1 of the Company’s Certificate of Incorporation, effective after the Reverse Stock Split, to increase the number of shares of common stock authorized for issuance to 150 million shares;

•	Approval, for purposes of complying with NASDAQ Listing Rule 5635(d), of the issuance of shares of our common stock underlying convertible notes and warrants issued by us pursuant to the terms of the

Purchase Agreement, in an amount equal to or in excess of 20% of our common stock outstanding before the issuance of such convertible notes and warrants; and

•

Approval of one or more adjournments to the Special Meeting, if necessary or appropriate, to establish a quorum or to permit further solicitation of proxies if there are not sufficient votes at the time of the Special Meeting cast in favor of Proposal 1, Proposal 2 or Proposal 3.

The Board of Directors recommends that you vote FOR the Reverse Stock Split, FOR the Authorized Share Increase, FOR the Issuance and FOR any adjournment necessary to solicit additional proxies in favor of the Reverse Stock Split, the Authorized Share Increase or the Issuance.

What if I do not specify how I want my shares voted?

If you submit a signed proxy card or submit your proxy by telephone and do not specify how you want to vote your shares, we will vote your shares FOR the Reverse Stock Split, FOR the Authorized Share Increase, FOR the Issuance and FOR any adjournment necessary to solicit additional proxies in favor of the Reverse Stock Split, the Authorized Share Increase or the Issuance.

Can I change my vote after submitting my proxy?

Yes. You may revoke your proxy and change your vote at any time before your proxy is voted at the Special Meeting. If you are a stockholder of record, you may revoke your proxy and change your vote by submitting a later-dated proxy by telephone, internet or mail, or by voting in person at the meeting. To request an additional proxy card, or if you have any questions about the Special Meeting or how to vote or revoke your proxy, you should contact Wells Fargo Shareowner Services at 1-800-468-9716.

Where and when will I be able to find the results of the voting?

Preliminary results will be announced at the Special Meeting. We will publish the final results in a Current Report on Form 8-K to be filed with the Securities and Exchange Commission no later than four business days after the date of the Special Meeting.

Who pays for the cost of proxy preparation and solicitation?

We pay for the cost of proxy preparation and solicitation, including the reasonable charges and expenses of brokerage firms, banks or other nominees for forwarding proxy materials to street name holders. We are soliciting proxies primarily by mail. In addition, our directors, officers and regular employees may solicit proxies by telephone, facsimile or personally. These individuals will receive no additional compensation for their services other than their regular salaries.

We have engaged The Proxy Advisory Group, LLC®, to assist in the solicitation of proxies and provide related advice and informational support, for a services fee and the reimbursement of customary disbursements that are not expected to exceed $25,000 in the aggregate.

How can I communicate with EnteroMedics’ Board of Directors?

Stockholders may communicate with our Board of Directors by sending a letter addressed to the Board of Directors, all independent directors or specified individual directors to: EnteroMedics Inc., c/o Secretary, 2800 Patton Road, St. Paul, Minnesota 55113. All communications will be compiled by the Secretary and submitted to the Board of Directors or the specified directors on a periodic basis.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON DECEMBER 21, 2015

This proxy statement and the Annual Report on Form 10-K

for the fiscal year ended December 31, 2014 are available at http://ir.enteromedics.com/annual-proxy.cfm

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows the beneficial ownership of our common stock by each person or group who beneficially owned 5% or more of our common stock, each of our directors, each of our executive officers and our directors and executive officers as a group, as of September 30, 2015. Percentage ownership calculations for beneficial ownership are based on 106,404,378 shares outstanding as of September 30, 2015. The information regarding the beneficial owners of more than 5% of our common stock is based upon information supplied to us by our directors, officers and principal stockholders or on Schedules 13G filed with the Securities and Exchange Commission (“SEC”). Unless otherwise noted, the stockholders listed in the table have sole voting and investment power with respect to the shares of common stock owned by them and their address is c/o EnteroMedics Inc., 2800 Patton Road, St. Paul, Minnesota 55113.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class
Kevin Douglas(3)(4)	10,951,705	10.0%
125 E. Sir Francis Drake Blvd., Suite 400 Larkspur, CA 94939
Bay City Capital(2)(3)(5)	8,398,465	7.6
750 Battery Street, Suite 400 San Francisco, CA 94111
T. Rowe Price(3)(6)	6,057,610	5.6
100 E. Pratt Street Baltimore, MD 21202

Mark B. Knudson, Ph.D.(2)(3)	3,354,467	3.1
Greg S. Lea(2)(3)	1,982,763	1.8
Adrianus (Jos) Donders(2)	638,078	*
Katherine S. Tweden, Ph.D.(2)	671,491	*
Brad Hancock(2)	113,333	*
Scott Shikora, M.D.	—	*
Catherine Friedman(2)	91,293	*
Carl Goldfischer, M.D.(2)(3)(5)	8,472,213	7.7
Bobby I. Griffin(2)	156,180	*
Anthony P. Jansz(2)(3)(7)	441,250	*
Lori McDougal(2)	7,813	*
Nicholas L. Teti, Jr.(2)(3)	135,006	*
Jon T. Tremmel(2)	138,661	*
All directors and executive officers as a group (13 persons)(8)	16,202,548	13.8

*	The percentage of shares of common stock beneficially owned does not exceed one percent of the outstanding shares of common stock.

(1)	For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares of common stock which that person has the right to acquire within 60 days following September 30, 2015. For purposes of computing the percentage of outstanding shares of common stock held by each person or group of persons named above, any shares which that person or persons has or have the right to acquire within 60 days following September 30, 2015, is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

(2)

Includes the following shares subject to options exercisable currently or within 60 days of September 30, 2015: Dr. Knudson, 2,964,299 shares; Mr. Lea, 1,970,013 shares; Mr. Donders, 638,078 shares; Mr. Hancock, 113,333 shares; Dr. Tweden, 670,438 shares; Ms. Friedman, 77,493 shares; Dr. Goldfischer, 73,748 shares; Mr. Griffin, 101,220 shares; Mr. Jansz, 206,250 shares; Ms. McDougal, 7,813 shares; Mr. Teti, 113,326 shares; and Mr. Tremmel 136,248 shares. Dr. Goldfischer has assigned the shares underlying his options to Bay City Capital Fund IV, L.P. and Bay City Capital Fund IV Co-Investment Fund, L.P. upon the exercise of these options.

(3)	Includes the following shares subject to warrants exercisable currently or within 60 days of September 30, 2015: Kevin Douglas (see footnote (4)), 2,830,000 shares; Bay City Capital (see footnote (5)), 3,494,015 shares; T. Rowe Price (see footnote (6)), 1,962,640 shares; Dr. Knudson, 25,000 shares; Mr. Lea, 10,000 shares; Dr. Goldfischer (see footnote (5)), 3,494,015 shares; Mr. Jansz, 60,000 shares; and Mr. Teti, 10,840 shares.

(4)	Based on information known to us or contained in an amended Schedule 13G jointly filed with the SEC on May 27, 2015 by Kevin Douglas, Michelle Douglas and their family trusts. Kevin and Michelle Douglas have shared voting and dispositive power with respect to 3,010,852 shares and 849,000 warrants held by the K&M Douglas Trust and with respect to 3,456,512 shares and 1,415,000 warrants held by the James Douglas and Jean Douglas Irrevocable Descendants’ Trust. Kevin Douglas also has shared dispositive power with respect to 1,654,341 shares and 566,000 warrants held by the Douglas Family Trust.

(5)	Consists of information supplied to us or filed with the SEC by Bay City Capital LLC (“BCC”) on behalf of Bay City Capital Fund IV, L.P. (“Fund IV”), Bay City Capital Fund IV Co-Investment Fund, L.P. (“Co-Investment IV”) and Bay City Capital Management IV LLC (“Management IV”), each of which has shared voting power and shared dispositive power of 4,904,450 shares and 3,494,015 warrants. BCC is the manager of Management IV, which is the general partner of Fund IV and Co-Investment IV. BCC is also an advisor to Fund IV and Co-Investment IV. Carl Goldfischer, a Managing Director of BCC and a member of Management IV, is a member of our Board of Directors and has sole voting and dispositive power of 46,561 shares.

(6)	Based on information known to us or contained in an amended Schedule 13G filed with the SEC on February 11, 2015 by T. Rowe Price Associates, Inc. (“Price Associates”). Price Associates has sole voting power with respect to 689,887 shares and warrants. Price Associates serves as investment adviser with power to direct investments and/or sole power to dispose of the 4,094,970 shares and 1,962,640 warrants held by Price Associates and T. Rowe Price Funds. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(7)	Consists of 25,000 shares held by Kathdav Pty Ltd ATF Jansz Family Trust and 150,000 shares held by Pibrac Property Holdings PTY. Mr. Jansz has voting and dispositive power of the shares held by the trust and by Pibrac, but disclaims beneficial ownership of such shares.

(8)	Includes 10,672,114 shares of common stock issuable upon exercise of options and warrants currently exercisable or exercisable within 60 days of September 30, 2015, inclusive of the options and warrants exercisable as described in footnotes (2) and (3), respectively.

PROPOSAL 1—APPROVAL OF REVERSE STOCK SPLIT

General

Our Board has approved, and is hereby soliciting stockholder approval of, an amendment to our Fifth Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) in the form set forth in APPENDIX A to this Proxy Statement (the “Reverse Stock Split Amendment”) to effect a reverse split of our issued and outstanding shares of common stock at a ratio of between 1-for-6 and 1-for-15 (the “Reverse Stock Split”), inclusive, which ratio will be selected at the sole discretion of our Board at any whole number in the above range, with any fractional shares that would otherwise be issuable as a result of the Reverse Stock Split being rounded up to the nearest whole share. A vote “FOR” the Reverse Stock Split will constitute approval of the Reverse Stock Split Amendment providing for the combination of between six and fifteen shares of common stock, inclusive, as determined in the sole discretion of our Board, into one (1) share of common stock. If our stockholders approve this proposal, our Board will have the authority, but not the obligation, in its sole discretion and without further action on the part of our stockholders, to select the Reverse Stock Split ratio in the above range and implement the Reverse Stock Split by filing the Reverse Stock Split Amendment with the Secretary of State of the State of Delaware at any time after the approval of the Reverse Stock Split Amendment but prior to the date of our 2016 annual meeting of stockholders (the “2016 Annual Meeting”). The Board reserves the right to abandon the Reverse Stock Split at any time prior to filing the Reverse Stock Split Amendment if it determines, in its sole discretion, that this proposal is no longer in the best interests of the Company and its stockholders. Except for any changes as a result of the treatment of fractional shares, each stockholder will hold the same percentage of common stock outstanding immediately following the Reverse Stock Split as such stockholder held immediately prior to the Reverse Stock Split.

In determining which Reverse Stock Split ratio to implement, if any, following receipt of stockholder approval, our Board may consider, among other things, various factors such as:

•	the historical trading price and trading volume of our common stock;

•	the then prevailing trading price and trading volume of our common stock and the expected impact of the Reverse Stock Split on the trading market for our common stock;

•	our ability to continue our listing on The NASDAQ Capital Market;

•	which Reverse Stock Split ratio would result in the least administrative cost to us; and

•	prevailing general market and economic conditions.

In addition, the Reverse Stock Split will decrease the number of authorized shares of common stock as designated by our Certificate of Incorporation . Therefore, because the number of issued and outstanding shares of common stock and the number of authorized shares of common stock will decrease by the same ratio, we will need to increase the number of authorized shares available to us in order to enable us to raise additional capital in the future through the issuance and sale of equity securities from time to time as our Board may deem advisable. This issue would be addressed by the approval of Proposal 2, as further discussed below.

If our stockholders approve the Reverse Stock Split, it is expected that the Reverse Stock Split will be implemented promptly. However, the Board reserves the right to abandon the Reverse Stock Split at any time prior to filing the Reverse Stock Split Amendment if it determines, in its sole discretion, that this proposal is no longer in the best interests of the Company and its stockholders. The Board also reserves the right to delay the Reverse Stock Split until the date of our 2016 Annual Meeting.

Our Board believes that a Reverse Stock Split at a ratio of between 1-for-6 and 1-for-15, inclusive, as currently proposed, will be effective to increase the per share trading price of our common stock above NASDAQ’s minimum bid price requirement of $1.00 per share to be listed on The NASDAQ Capital Market, as further discussed below.

Purpose of the Reverse Stock Split

Our common stock currently trades on The NASDAQ Capital Market under the symbol “ETRM.” The NASDAQ Marketplace Rules contain various continued listing criteria that companies must satisfy in order to remain listed on the exchange. One of these criteria is that a company’s common stock has a bid price that is greater than or equal to $1.00 per share.

On August 12, 2015, we received a letter from NASDAQ indicating that the bid price of our common stock for the last 30 consecutive trading days had closed below the minimum of $1.00 per share required for continued listing under NASDAQ Listing Rule 5550(a)(2) (the “Minimum Bid Rule”). Additionally, we also received a letter from NASDAQ on September 10, 2015 notifying us that, for the last 30 consecutive business days, we had failed to comply with Nasdaq Listing Rule 5550(b)(2) (the “Minimum Value Rule”), which requires the Company to maintain a minimum “Market Value of Listed Securities” of $35 million for continued listing on the Nasdaq Capital Market, and that we did not meet the alternative requirements under Listing Rules 5550(b)(1) or 5550(b)(3). We received a notice from NASDAQ on November 16, 2015 that we had regained compliance with the Minimum Value Rule by meeting the alternative requirement of having stockholders’ equity of at least $2.5 million and that the matter was now closed.

We have been provided an initial period of 180 calendar days from the date of notice, or until February 8, 2016, during which to regain compliance with the Minimum Bid Rule. If we do not regain compliance with the Minimum Bid Rule by February 8, 2016, we may request an additional 180 days in order to regain compliance. To qualify for a timing extension, we will also need to meet all other initial listing standards for the NASDAQ Capital Market, with the exception of the Minimum Bid Rule, at the time we request the timing extension and we will need to provide NASDAQ with written notice of our intention to cure the deficiency.

If we do not regain compliance with the Minimum Bid Rule in either the initial period, or within the period of any extension we are granted, NASDAQ will provide us with written notice that our securities are subject to delisting. At that time, we may appeal the determination to delist our securities to a Listing Qualifications Panel, which would require that we provide the Listing Qualifications Panel with a plan to regain compliance. We believe, however, that the only credible plan to regain compliance with the Minimum Bid Rule is to implement a reverse stock split to increase the per share trading price of our common stock above NASDAQ’s minimum bid price requirement of $1.00 per share.

Our Board has considered the potential harm to us and our stockholders should NASDAQ delist our common stock on The NASDAQ Capital Market. Delisting from NASDAQ would adversely affect our ability to raise additional financing through the public or private sale of equity securities and would significantly affect the ability of investors to trade our securities. Delisting would also negatively affect the value and liquidity of our common stock because alternatives, such as the OTC Bulletin Board and the pink sheets, are generally considered to be less efficient markets.

The primary purpose of the Reverse Stock Split is to increase the per share trading price of our common stock in order to maintain the eligibility of our common stock for listing on the NASDAQ Capital Market. We believe that the Reverse Stock Split would allow us to regain compliance with the Minimum Bid Rule. Additionally, a secondary purpose of the Reverse Stock Split is to enhance the marketability of our common stock by increasing the price per share. We believe the current price per share of our common stock diminishes the effective marketability of our common stock because of the reluctance of many leading brokerage firms to recommend lower-priced stock to their clients. Additionally, the policies and practices of a number of brokerage firms with respect to the payment of commissions based on stock price tend to discourage individual brokers within those firms from dealing in lower-priced stocks. Finally, the Reverse Stock Split is necessary in order to comply with the terms of the Issuance also under consideration at the Special Meeting.

If our stockholders approve the Reverse Stock Split, it is expected that the Reverse Stock Split will be promptly implemented. However, the Board reserves the right to abandon the Reverse Stock Split if it determines, in its sole discretion, that this proposal is no longer in the best interests of the Company and its stockholders.

IF OUR STOCKHOLDERS DO NOT APPROVE THIS PROPOSAL, WE WILL LIKELY BE DELISTED FROM THE NASDAQ CAPITAL MARKET DUE TO OUR FAILURE TO MAINTAIN A MINIMUM BID PRICE FOR OUR COMMON STOCK OF $1.00 PER SHARE AS REQUIRED BY THE NASDAQ MARKETPLACE RULES.

Impact of the Reverse Stock Split, if Implemented

If approved and implemented, the Reverse Stock Split will be realized simultaneously and in the same ratio for all of our issued and outstanding shares of common stock. Any fractional shares that would otherwise be issuable as a result of the Reverse Stock Split will be rounded up to the nearest whole share. The Reverse Stock Split will affect all holders of our common stock uniformly and will not affect any stockholder’s percentage ownership interest in the Company (subject to the treatment of fractional shares). In addition, the Reverse Stock Split will not affect any stockholder’s proportionate voting power (subject to the treatment of fractional shares).

Our authorized capital stock currently consists of 200,000,000 shares of common stock, par value $0.01, and 5,000,000 shares of preferred stock, par value $0.01. The Reverse Stock Split will also reduce the number of authorized shares of our common stock by the same ratio as the outstanding shares of common stock.

The table below sets forth, as of September 30, 2015 and for illustrative purposes only, certain effects of potential Reverse Stock Split ratios of between 1-for-6 and 1-for-15, inclusive, including on our total outstanding common stock equivalents (without giving effect to the treatment of fractional shares).

	Common Stock and Equivalents Outstanding Prior to Reverse Stock Split		Common Stock and Equivalents Outstanding Assuming Certain Reverse Stock Split Ratios
	Shares	Percent of Total	1-for-6	1-for-10	1-for-15
Common stock outstanding	106,404,378	59.7%	17,734,063	10,640,438	7,093,626
Common stock underlying warrants	56,199,705	31.6%	9,366,618	5,619,971	3,746,647
Common stock underlying options	15,450,499	8.7%	2,575,084	1,545,050	1,030,034
Total common stock and equivalents	178,054,582	100.0%	29,675,765	17,805,459	11,870,307
Common stock available for future issuance	21,945,418		3,657,569	2,194,541	1,463,027

The principal effects of the Reverse Stock Split will be as follows:

•

each six to fifteen shares of common stock, inclusive, as determined in the sole discretion of our Board, owned by a stockholder, will be combined into one new share of common stock, with any fractional shares that would otherwise be issuable as a result of the split being rounded up to the nearest whole share;

•	the number of shares of common stock issued and outstanding will be reduced accordingly, as illustrated in the table above;

•	the number of shares of common stock authorized will be reduced by the same ratio as the issued and outstanding shares of common stock;

•

proportionate adjustments will be made to the per share exercise prices and/or the number of shares issuable upon exercise or conversion of outstanding options, warrants, and any other convertible or exchangeable securities entitling the holders to purchase, exchange for, or convert into, shares of common stock, which will result in approximately the same aggregate price being required to be paid for such securities upon exercise or conversion as had been payable immediately preceding the Reverse Stock Split; and

•	the number of shares reserved for issuance or under the securities described immediately above will be reduced proportionately.

Certain Risks Associated with the Reverse Stock Split

Certain risks associated with the Reverse Stock Split are as follows:

•

If the Reverse Stock Split is approved and implemented and the market price of our common stock declines, the percentage decline may be greater than would occur in the absence of the Reverse Stock Split. The market price of our common stock will, however, also be based on performance and other factors, which are unrelated to the number of shares outstanding.

•

There can be no assurance that the Reverse Stock Split will result in any particular price for our common stock. In addition, we will have fewer shares that are publicly traded. As a result, the trading volume and the liquidity of our common stock may decline.

•

There can be no assurance that the market price per share of our common stock after the Reverse Stock Split will increase and remain in proportion to the reduction in the number of shares of our common stock outstanding before the Reverse Stock Split. For example, based on the closing price of our common stock on November 19, 2015 of $0.18 per share, if the Reverse Stock Split at a ratio of 1-for-10 is approved and implemented, there can be no assurance that the post-split market price of our common stock would be $1.80 or greater. Accordingly, the total market capitalization of our common stock after the Reverse Stock Split may be lower than the total market capitalization before the Reverse Stock Split. Moreover, in the future, the market price of our common stock following the Reverse Stock Split may not exceed or remain higher than the market price prior to the Reverse Stock Split.

•

The Reverse Stock Split may result in some stockholders owning “odd lots” of less than 100 shares of common stock. Odd lot shares may be more difficult to sell, and brokerage commissions and other costs of transactions in odd lots are generally somewhat higher than the costs of transactions in “round lots” of even multiples of 100 shares.

Our Board intends to implement the Reverse Stock Split, if approved by our stockholders, because the Board believes that a decrease in the number of shares is likely to improve the trading price of our common stock and allow us to regain compliance with the $1.00 minimum bid price required by the NASDAQ Marketplace Rules. The Board therefore believes that the Reverse Stock Split is in the best interests of the Company and its stockholders. However, the Board reserves its right to abandon the Reverse Stock Split if it determines, in its sole discretion, that it would no longer be in the best interests of the Company and its stockholders to implement the Reverse Stock Split.

Effective Time

The proposed Reverse Stock Split would become effective as of 12:01 a.m., Eastern time (the “Effective Time”) on the date specified in the Reverse Stock Split Amendment filed with the office of the Secretary of State of the State of Delaware. Except as explained below with respect to fractional shares, at the Effective Time, shares of our common stock issued and outstanding immediately prior thereto will be combined, automatically and without any action on the part of our stockholders, into one share of our common stock in accordance with the Reverse Stock Split ratio of between 1-for-6 and 1-for-15, inclusive and the number of shares of common stock authorized will be reduced by the same ratio as the issued and outstanding shares of common stock.

After the Effective Time, our common stock will have a new committee on uniform securities identification procedures (“CUSIP”) number, which is a number used to identify our equity securities, and stock certificates with the older CUSIP numbers will need to be exchanged for stock certificates with the new CUSIP numbers by following the procedures described below.

After the Effective Time, we will continue to be subject to periodic reporting and other requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Unless our common stock is delisted by NASDAQ because of our failure to comply with the Minimum Bid Rule, our common stock will continue to be listed on The NASDAQ Capital Market under the symbol “ETRM,” although NASDAQ will add the letter “D” to the end of the trading symbol for a period of 20 trading days after the Effective Time to indicate that the Reverse Stock Split has occurred.

Board Discretion to Implement the Reverse Stock Split

If stockholder approval is obtained for the Reverse Stock Split, the Board expects to select an appropriate ratio and implement the Reverse Stock Split promptly. However, the Board reserves the authority to decide, in its sole discretion, to delay or abandon the Reverse Stock Split after such vote and before the effectiveness of the Reverse Stock Split if it determines that the Reverse Stock Split is no longer in the best interests of the Company and its stockholders. The Board will, however, implement the Reverse Stock Split, if at all, prior to the date of our 2016 Annual Meeting.

Fractional Shares

Our stockholders will not receive fractional post-Reverse Stock Split shares in connection with the Reverse Stock Split. Instead, any fractional shares that would otherwise be issuable as a result of the Reverse Stock Split will be rounded up to the nearest whole share.

No Going-Private Transaction

Notwithstanding the decrease in the number of outstanding shares following the proposed Reverse Stock Split, our Board does not intend for the Reverse Stock Split to be the first step in a “going-private transaction” within the meaning of Rule 13e-3 of the Exchange Act. In fact, since all fractional shares of common stock resulting from the Reverse Stock Split will be rounded up to the nearest whole share, there will be no reduction in the number of stockholders of record that could provide the basis for a going-private transaction.

Effect on Beneficial Holders of Common Stock (i.e., Stockholders Who Hold In “Street Name”)

Upon the Reverse Stock Split, we intend to treat shares held by stockholders in “street name,” through a bank, broker or other nominee, in the same manner as registered stockholders whose shares are registered in their names. Banks, brokers or other nominees will be instructed to effect the Reverse Stock Split for their beneficial holders holding our common stock in “street name.” However, these banks, brokers or other nominees may have different procedures than registered stockholders for processing the Reverse Stock Split. If a stockholder holds shares of our common stock with a bank, broker or other nominee and has any questions in this regard, stockholders are encouraged to contact their bank, broker or other nominee.

Effect on Registered “Book-Entry” Holders of Common Stock (i.e., Stockholders Who Are Registered on the Transfer Agent’s Books and Records but Do Not Hold Stock Certificates)

Certain of our registered holders of common stock may hold some or all of their shares electronically in book-entry form with the transfer agent. These stockholders do not have stock certificates evidencing their ownership of the common stock. They are, however, provided with a statement reflecting the number of shares registered in their accounts.

If a stockholder holds registered shares in book-entry form with the transfer agent, no action needs to be taken to receive post-Reverse Stock Split shares. If a stockholder is entitled to post-Reverse Stock Split shares, a transaction statement will automatically be sent to the stockholder’s address of record indicating the number of shares of common stock held following the Reverse Stock Split.

Effect on Options and Warrants

If the Reverse Stock Split is approved and implemented, all outstanding equity awards under our 2003 Stock Incentive Plan (the “Plan”), all other outstanding equity awards and any common stock warrants outstanding, will be adjusted by the ratio selected by the Board and will be rounded down to the nearest whole share. As of September 30, 2015, we had 15,450,499 shares of common stock issuable upon the exercise of options outstanding under the Plan at a weighted average exercise price of $2.18 per share; 4,279,019 shares of our common stock reserved for future issuance under the Plan; and 56,199,705 shares of common stock issuable upon the exercise of warrants outstanding at a weighted average exercise price of $1.19 per share. No cash payment will be made in respect of any fractional share. The Reverse Stock Split will not affect the expiration date of outstanding stock options or warrants.

Accounting Matters

The Reverse Stock Split will not affect the par value of a share of our common stock. As a result, as of the Effective Time of the Reverse Stock Split, the stated capital attributable to common stock on our balance sheet will be reduced proportionately based on the Reverse Stock Split ratio (including a retroactive adjustment for prior periods), and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced. Reported per share net income or loss will be higher because there will be fewer shares of common stock outstanding.

No Appraisal Rights

Under the Delaware General Corporation Law, stockholders are not entitled to dissenters’ or appraisal rights with respect to the Reverse Stock Split, and we will not independently provide stockholders with any such rights.

Material United States Federal Income Tax Considerations

Any discussion of tax matters set forth in this Proxy Statement was not intended or written to be used, and cannot be used by you, for the purpose of avoiding tax-related penalties under federal, state or local tax law. Stockholders should seek advice based on their particular circumstances from an independent tax advisor.

The following is a summary of material United States federal income tax consequences of the Reverse Stock Split to holders of our common stock. Except where noted, this summary deals only with our common stock that is held as a capital asset for federal income tax purposes.

This summary is based upon provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and Treasury regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in United States federal income tax consequences different from those summarized below.

This summary does not address all aspects of United States federal income taxes that may be applicable to holders of common stock and does not deal with non-United States, state, local or other tax considerations that may be relevant to stockholders in light of their particular circumstances. In addition, it does not represent a detailed description of the United States federal income tax consequences applicable to you if you are subject to special treatment under the United States federal income tax laws (including if you are a dealer in securities or currencies; a financial institution; a regulated investment company; a real estate investment trust; an insurance company; a tax-exempt organization; a person holding shares as part of a hedging, integrated or conversion transaction, a constructive sale or a straddle; a trader in securities that has elected the mark-to-market method of accounting for your securities; a person liable for alternative minimum tax; a person who owns or is deemed to own 10% or more of our voting stock; a person who acquired our common stock pursuant to the exercise of compensatory stock options or the vesting of restricted shares of common stock; a partnership or other pass-through entity for United States federal income tax purposes; a person whose “functional currency” is not the

United States dollar; a United States expatriate; a “controlled foreign corporation”; or a “passive foreign investment company”).

We cannot assure you that a change in law will not significantly alter the tax considerations that we describe in this summary. No ruling from the Internal Revenue Service or opinion of counsel will be obtained regarding the federal income tax consequences to stockholders as a result of the Reverse Stock Split.

If a partnership (or other entity treated as a partnership for United States federal income tax purposes) holds our common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our common stock, you should consult your tax advisors.

We believe that the Reverse Stock Split, if implemented, would be a tax-free recapitalization under the Code. If the Reverse Stock Split qualifies as a recapitalization under the Code, then, generally, for United States federal income tax purposes, no gain or loss will be recognized by the Company in connection with the Reverse Stock Split, and no gain or loss will be recognized by stockholders that exchange their shares of pre-split common stock for shares of post-split common stock. The post-split common stock in the hands of a stockholder following the Reverse Stock Split will have an aggregate basis equal to the aggregate basis of the pre-split common stock held by that stockholder immediately prior to the Reverse Stock Split. Similarly, a stockholder’s holding period for the post-split common stock will be the same as the holding period for the pre-split common stock exchanged therefor.

Alternative characterizations of the Reverse Stock Split are possible. For example, while the Reverse Stock Split, if implemented, would generally be treated as a tax-free recapitalization under the Code, stockholders whose fractional shares resulting from the Reverse Stock Split are rounded up to the nearest whole share may recognize gain for United States federal income tax purposes equal to the value of the additional fractional share. However, we believe that, in such case, the resulting tax liability may not be material in view of the low value of such fractional interest. Stockholders should consult their own tax advisors regarding alternative characterizations of the Reverse Stock Split for United States federal income tax purposes.

Required Vote of Stockholders

Approval of the Reverse Stock Split requires an affirmative vote by the holders of a majority of the shares of our common stock outstanding and entitled to vote at the Special Meeting. Abstentions will have the same effect as votes against the proposal. Your broker or nominee has discretionary authority to vote your shares with respect to “routine” proposals but not with respect to “non-routine” proposals. We believe that the Reverse Stock Split is a routine matter and so may be voted on by your broker if you do not submit voting instructions.

If the required votes for this proposal are obtained, then our Board will have the authority to select the Reverse Stock Split ratio in the stated range and authorize the filing of the Reverse Stock Split Amendment in substantially the form attached to this Proxy Statement as APPENDIX A at any time after the approval of the Reverse Stock Split but prior to the date of our 2016 Annual Meeting. Our Board reserves the right to abandon the proposed Reverse Stock Split at any time prior to the effectiveness of the filing of the Reverse Stock Split Amendment with the Delaware Secretary of State, notwithstanding approval of the proposed Reverse Stock Split by our stockholders.

Recommendation of the Board of Directors

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF THE REVERSE STOCK SPLIT.

PROPOSAL 2—AMENDMENT TO THE FIFTH AMENDED AND RESTATED CERTIFICATE OF

INCORPORATION TO INCREASE THE AUTHORIZED SHARES OF COMMON STOCK

After careful consideration, the Board of Directors has unanimously determined that it would be in the best interests of the Company and our stockholders, effective after the Reverse Stock Split, to amend Article IV, Section 1 of the Certificate of Incorporation to increase the number of authorized shares of common stock, par value $0.01 per share, to 150 million shares (the “Authorized Share Increase”).

As of September 30, 2015, we had 106,404,378 shares of common stock outstanding, 15,450,499 shares of common stock issuable upon the exercise of options outstanding under the Plan at a weighted average exercise price of $2.18 per share; 4,279,019 shares of our common stock reserved for future issuance under the Plan; and 56,199,705 shares of common stock issuable upon the exercise of warrants outstanding at a weighted average exercise price of $1.19 per share. As a result, as of September 30, 2015, we had 17,666,399 shares of unissued and unreserved common stock available for issuance.

The amendment to the Certificate of Incorporation for the Authorized Share Increase will be filed after the filing of the Reverse Stock Split Amendment. Giving effect to the Reverse Stock Split, as of September 30, 2015, we would have only 2,944,400 shares of unissued and unreserved common stock (assuming a 1-for-6 split) or 1,177,760 shares of unissued and unreserved common stock (assuming a 1-for-15 split) available for issuance.

The additional shares of common stock for which authorization is sought would be a part of the existing class of common stock and, if and when issued, would have the same rights and privileges as the shares of common stock presently outstanding. Such additional shares would not (and the shares of common stock presently outstanding do not) entitle the holders thereof to preemptive or cumulative voting rights.

The affirmative vote of the holders of a majority of outstanding shares entitled to vote at the Special Meeting is necessary to approve this amendment to the Certificate of Incorporation.

Effect of the Amendment

Approval of this Proposal 2 will cause Section 1 of Article IV of our Certificate of Incorporation to be amended and restated in its entirety, as follows (the “Authorized Share Amendment”):

Article IV

1. Authorized Stock. The Corporation is authorized to issue two classes of shares to be designated respectively Preferred Stock, par value $0.01 per share, and Common Stock, par value $0.01 per share. The total number of shares of Preferred Stock authorized is 5,000,000. The total number of shares of Common Stock authorized is 150,000,000.

Reason for the Amendment

As of September 30, 2015, we have issued or reserved for issuance almost all of our authorized shares of common stock. Additional authorized but unissued shares of common stock will enable us to take timely advantage of market conditions and the availability of favorable financing and acquisition opportunities without the delay and expense associated with convening a special stockholders’ meeting (unless otherwise required by the rules of any stock exchange on which our common stock may then be listed). Additional authorized shares may be used by us to issue stock dividends (including stock splits issued in the form of stock dividends), for the grant of stock options or other equity-based compensation under the Amended and Restated 2003 Stock Incentive Plan, for an acquisition by the Company of businesses or properties, for future equity financings and for other general corporate purposes.

Additionally, approval of the Authorized Share Increase would enable us to issue the shares of common stock underlying the Notes and Warrants (as defined below) and allow us to meet our obligations under the

Issuance, as described below. Other than with respect to the Issuance, the Company has no present plans, commitments or understandings in place with regard to the use of such shares but may in the future develop such plans.

Effect of the Proposal

The Authorized Share Increase will permit our Board of Directors to approve the issuance of shares without the necessity and related costs and delays of either calling a special stockholders’ meeting or waiting for an annual meeting of stockholders in order to increase the authorized capital.

Unless required by law or by the rules of any stock exchange on which our common stock may in the future be listed, no further vote by the stockholders will be sought for any issuance of these additional shares of authorized common stock. Under existing NASDAQ regulations, approval by a majority of the holders of common stock is required prior to the issuance of securities in connection with a transaction other than a public offering involving: (1) the sale, issuance or potential issuance of our common stock at a price less than the greater of book or market value which together with sales by officers, directors or beneficial owners of more than 5% of the common stock of the company equals 20% or more of common stock or 20% or more of the voting power outstanding before the issuance; or (2) the sale, issuance or potential issuance by the company of common stock (or securities convertible into or exercisable common stock) equal to 20% or more of the common stock or 20% or more of the voting power outstanding before the issuance for less than the greater of book or market value of the stock.

We believe that the Authorized Share Increase is necessary to enable us to fund our operations in the future. We have financed our operations to date principally through the sale of equity securities, debt financing and interest earned on investments. As of September 30, 2015, we had $12.3 million of cash and cash equivalents to fund our anticipated operations into 2016. On November 5, 2015, we announced the Issuance discussed below and the first closing of the Issuance at which we received gross proceeds of $1.5 million, occurred on November 9, 2015. Our anticipated operations include plans for the controlled commercial launch of vBloc Therapy, delivered via the Maestro Rechargeable System, which was approved by the FDA on January 14, 2015. We believe that we have the flexibility to manage the growth of our expenditures and operations. In order to accelerate the execution of our business plans we may need to raise additional funds. Obtaining funds through the sale of additional equity and debt securities may result in dilution to our stockholders. If we raise additional funds through the issuance of debt securities, these securities could have rights senior to those of our common stock and could contain covenants that would restrict our operations. The sale of additional equity may require us to seek further approvals from our stockholders to increase the number of shares of common stock we have authorized under our Certificate of Incorporation. We may require additional capital beyond our currently forecasted amounts. Any such required additional capital may not be available on reasonable terms, if at all. If we are unable to obtain additional financing, we may be required to reduce the scope of, delay, or eliminate some or all of, our planned research, development and commercialization activities, which could materially harm our business. In addition, if we raise additional funds through collaboration, licensing or other similar arrangements, it may be necessary to relinquish valuable rights to products or proprietary technologies, or grant licenses on terms that are not favorable.

Our current expectations for the period of time through which our financial resources will be adequate to support our operations, the costs to complete development of products and the cost to commercialize our products involve risks and uncertainties, and actual results could vary materially and negatively as a result of a number of factors, including the factors discussed in Part I, Item 1A, Risk Factors, of our Annual Report on Form 10-K for the year ended December 31, 2014. We could utilize our available capital resources sooner than we currently expect.

Additionally, the issuance in the future of additional authorized shares may have the effect of diluting the earnings or loss per share and book value per share, as well as the ownership and voting rights of the holders of our then-outstanding shares of common stock.

Possible Anti-Takeover Implications of the Amendment

SEC rules require disclosure and discussion of the effects of any proposal that may be used as an anti-takeover device. An increase in the number of authorized but unissued shares of our common stock may have a potential anti-takeover effect, as our ability to issue additional shares could be used to thwart persons, or otherwise dilute the stock ownership of stockholders, seeking to control us. We have no intent or plan to employ the additional unissued authorized shares as an anti-takeover device. As indicated above, the purpose of the increase in the authorized common stock is to ensure that we have sufficient authorized common stock to, among other things, take timely advantage of market conditions and the availability of favorable financing and acquisition opportunities without the delay and expense associated with convening a special stockholders’ meeting (unless otherwise required by the rules of any stock exchange on which the company’s common stock may then be listed). However, the Company’s authorized but unissued common shares could (within the limits imposed by applicable law, regulation and NASDAQ rules) be issued in one or more transactions that could make a change of control more difficult and therefore more unlikely.

Our Board did not propose the Authorized Share Increase in response to any effort known to our Board to accumulate common stock or to obtain control of the company by means of a merger, tender offer or solicitation in opposition to management. Further, our Board does not currently contemplate recommending the adoption of any other amendments to our Certificate of Incorporation that could be construed as limiting the ability of third parties to take over or effect a change of control.

Other Provisions that may affect the Acquisition of Control of the Company

SEC rules also require that we discuss other provisions of our Certificate of Incorporation and our Amended and Restated Bylaws that could make the acquisition of control of the company or the removal of our existing management more difficult, which include the following:

•	the Company does not provide for cumulative voting for directors;

•	the Company has a classified Board with each class serving a staggered three-year term;

•

our Board fixes the size of the Board within certain limits, may create new directorships and may appoint new directors to serve for the full term. The Board (or its remaining members, even though less than a quorum) also may fill vacancies on the Board occurring for any reason for the remainder of the term;

•	our Board may issue preferred stock without any vote or further action by the stockholders;

•	special meetings of stockholders may be called only by our chairman or Board, and not by our stockholders;

•	our Board may adopt, amend, alter or repeal the Bylaws without a vote of the stockholders;

•	all stockholder actions must be taken at a regular or special meeting of the stockholders and cannot be taken by written consent without a meeting; and

•

the Company has advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, which generally require that stockholder proposals and nominations be provided to us between 90 and 120 days before the anniversary of our last annual meeting in order to be properly brought before a stockholder meeting.

These provisions are expected to discourage coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of the Company to first negotiate with our Board.

Effective Date

Delaware law and the Certificate of Incorporation require approval of the Authorized Share Amendment. If the amendment is approved by a majority of the outstanding shares entitled to vote thereon, we will amend

Section 1 of Article IV to increase the number of authorized common stock as described above. The Authorized Share Increase will become effective upon the filing of the Authorized Share Amendment with the Delaware Secretary of State. We plan to file the Authorized Share Amendment with the Delaware Secretary of State as soon as practicable following the implementation of the Reverse Stock Split. The only change in our existing Certificate of Incorporation as a result of the Authorized Share Amendment would be the numeric change required to reflect the increase of the number of authorized common shares.

No Appraisal Rights

Under the Delaware General Corporation Law, stockholders are not entitled to dissenters’ or appraisal rights with respect to the Authorized Share Increase, and we will not independently provide stockholders with any such rights.

Required Vote of Stockholders

Approval of the Authorized Share Increase requires an affirmative vote by the holders of a majority of the shares of our common stock outstanding and entitled to vote at the Special Meeting. Abstentions will have the same effect as votes against the proposal. Your broker has discretionary authority to vote your shares with respect to “routine” proposals but not with respect to “non-routine” proposals. We believe that the Authorized Share Increase is a routine matter and so may be voted on by your broker if you do not submit voting instructions.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE AUTHORIZED SHARE INCREASE.

PROPOSAL 3—APPROVAL, FOR PURPOSES OF COMPLYING WITH NASDAQ LISTING RULE 5635(D), OF THE ISSUANCE OF SHARES OF OUR COMMON STOCK UNDERLYING CONVERTIBLE NOTES AND WARRANTS ISSUED BY US PURSUANT TO THE TERMS OF THAT CERTAIN SECURITIES PURCHASE AGREEMENT, DATED NOVEMBER 4, 2015, BY AND AMONG THE COMPANY AND THE INVESTORS NAMED THEREIN, IN AN AMOUNT EQUAL TO OR IN EXCESS OF 20% OF OUR COMMON STOCK OUTSTANDING BEFORE THE ISSUANCE OF SUCH CONVERTIBLE NOTES AND WARRANTS

General

On November 4, 2015, we entered into a securities purchase agreement (the “Purchase Agreement”) with the investors listed therein (the “Investors”) pursuant to which we will issue and sell to the Investors 7% senior convertible notes due 2017 (“Notes”) that are convertible into shares of our common stock at a price equal to $0.29 per share with an aggregate principal amount of $25.0 million. Each Note will be sold with a warrant (the “Warrants”) with an exercise price of $0.31 per share (the “Exercise Price”) that are initially exercisable for shares of our common stock (the “Warrant Shares”) equal to approximately 30% of the principal amount of the Notes, for a total of 29,381,039 shares. The Notes and Warrants will be issued and sold for aggregate total proceeds of $25.0 million in three separate closings, with the second and third closings subject to approval by our stockholders.

The first of the three closings (the “First Closing”) occurred on November 9, 2015. At the First Closing, we issued and sold Notes with an aggregate principal amount of $1.5 million to the Investors, along with the accompanying Warrants initially exercisable for 1,762,862 shares. We received aggregate gross proceeds of $1.5 million at the First Closing.

The second of the three closings (the “Second Closing”) will occur on the third trading day after the approval of this proposal by our stockholders and the satisfaction of certain customary closing conditions, but in no case shall the Second Closing occur later than June 15, 2016. At the Second Closing, we will issue and sell Notes with an aggregate principal amount of $11.0 million to the Investors, along with the accompanying Warrants initially exercisable for 12,927,657 shares, for aggregate gross proceeds of $11.0 million.

The final of the three closings (the “Third Closing” and together with the First and Second Closing, the “Closings”) will occur forty-five days after the Second Closing upon satisfaction of customary closing conditions. At the Third Closing, we will issue and sell Notes with an aggregate principal amount of $12.5 million to the Investors, along with the accompanying Warrants initially exercisable for 14,690,520 shares, for aggregate gross proceeds of $12.5 million. After the Closings, the net proceeds to us from the sale of the Notes and Warrants, after deducting estimated offering expenses payable by us, are expected to be approximately $23.6 million.

We are seeking the approval of our stockholders for the issuance of more than 20% of our outstanding common stock under the Purchase Agreement upon conversion of the Notes and the exercise of the Warrants to be issued at the Second Closing and the Third Closing (the “Issuance”).

Description of the Notes

Maturity Date

The Notes are senior unsecured obligations of the Company. Unless earlier converted or redeemed, each Note will mature on the 24 month anniversary of the First Closing (the “Maturity Date”), subject to the right of the Investors to extend the date (i) if an event of default under the Notes has occurred and is continuing or any event shall have occurred and be continuing that with the passage of time and the failure to cure would result in an event of default under the Notes and (ii) for a period of 20 business days after the consummation of a fundamental transaction if certain events occur.

Interest

The Notes bear interest at the rate of 7% per annum. The interest rate will increase to 18% per annum upon the occurrence and continuance of an event of default (as described below). Interest on the Notes is payable in arrears on each installment date (as defined below). If a holder elects to convert or redeem all or any portion of a Note prior to the Maturity Date, all accrued and unpaid interest on the amount being converted or redeemed will also be payable. If we elect to redeem all or any portion of a Note prior to the Maturity Date, all accrued and unpaid interest on the amount being redeemed will also be payable. The amount of interest due at any time is the amount of any interest that, but for any conversion, installment conversion, acceleration or redemption hereunder on such given date, would have accrued with respect to the conversion amount or installment amount being converted or redeemed under the Note at the interest rate for the period from such given date through the Maturity Date.

Amortization Payments

We have agreed to make amortization payments with respect to the Notes in shares of our common stock, subject to the satisfaction of certain equity conditions, or at our option, in cash on the last trading day of each calendar month commencing on December 31, 2015 (each, an “Installment Date”). Each such amortization payment (each, an “Installment Amount”) consists of the sum of (x) a pro rata amount of the principal of the Note based on the number of Installment Dates under such Note through and including the maturity date on November 9, 2017, (y) accrued and unpaid interest, make-whole amount and late charges, if any, and (z) any prior Installment Amount deferred or accelerated to such Installment Date, in each case, subject to reduction upon any deferral.

Under the terms of the Notes, we are required to deliver on the date that is the 22nd trading days prior to the applicable Installment Date a notice (the “Installment Notice”) to the holders of the Notes setting forth whether we will pay all or a portion of the applicable Installment Amount in shares of Common Stock and what portion, if any, of such amount will be paid in shares of Common Stock (the “Installment Conversion Amount”).

No later than the 19th trading day prior to each Installment Date, we are required to deliver to the holder of a Note the number of shares of Common Stock (the “Pre-Installment Conversion Shares”) equal to the quotient of (x) the Company Conversion Amount divided by (y) the lower of (i) the Conversion Price then in effect, (ii) 90% of the VWAP of the Common Stock on the trading day immediately preceding the delivery or deemed delivery of the applicable Installment Notice and (iii) the price which shall be computed as 90% of the arithmetic average of the VWAP of the Common Stock for each of the three trading days with the lowest VWAP of the Common Stock during the five consecutive trading day period ending on and including the trading day immediately preceding the delivery or deemed delivery of the applicable Installment Notice.

On each Installment Date, we are required to deliver to the holder of a Note the number of shares of Common Stock, if any, equal to (A) the number of Post-Installment Conversion Shares (as defined below) minus (B) the number of Pre-Installment Conversion Shares issued.

The number of “Post-Installment Conversion Shares” is equal to the quotient of (x) the Installment Amount divided by (y) the lower of (i) the Conversion Price then in effect, (ii) 90% of the VWAP of the Common Stock on the trading day immediately prior to the applicable Installment Date and (iii) 90% of the arithmetic average of the sum of the VWAP of the Common Stock for each of the three trading days with the lowest VWAP of the Common Stock during the five consecutive Trading Day period ending on and including the trading day immediately prior to the applicable Installment Date (the “Installment Conversion Price”).

Acceleration and Deferral of Amortization Amounts

During each period after an Installment Date and prior to the immediately subsequent Installment Date, a holder may elect to accelerate the amortization of a Note at the applicable Installment Conversion Price for such prior Installment Date, if:

•

the sum of the amounts previously accelerated by the holder during the applicable Installment Period and the amount to be accelerated does not exceed three times the Installment Amount with respect to such the Installment Date; and

•

the sum of the amounts previously accelerated by the holder during the term of such Note and the amount to be accelerated does not exceed twelve times the Installment Amount with respect to such the Installment Date, provided, that such restrictions shall not apply if the second closing of Notes and Warrants has not occurred on or prior to June 15, 2016.

The holder of a Note may, at the holder’s election by giving us notice, defer the payment of the Installment Amount due on any Installment Dates, in whole or in part, to another Installment Date, in which case the amount deferred will become part of such subsequent Installment Date and will continue to accrue interest.

Events of Default

The Notes contain standard and customary events of default including but not limited to: (i) failure to provide shares of common stock upon conversion of a Note; (ii) failure to make payments when due under the Notes; and (iii) bankruptcy or insolvency of the Company. If an event of default occurs, each holder may require us to redeem all or any portion of the Notes (including all accrued and unpaid interest thereon), in cash, at a price equal to the greater of (i) up to 125% of the amount being redeemed, depending on the nature of the default, and (ii) the intrinsic value of the shares of Common Stock then issuable upon conversion of the Note.

Fundamental Transactions

The Notes prohibit us from entering into specified transactions involving a change of control, unless the successor entity assumes in writing all of our obligations under the Notes under a written agreement. In the event of transactions involving a change of control, the holder of a Note will have the right to require us to redeem all or any portion of the Note it holds (including all accrued and unpaid thereon) at a price equal to the greater 125% of the amount of the Note being redeemed and the intrinsic value of the shares of Common Stock then issuable upon conversion of the Note being redeemed.

Adjustments

The conversion price of the Notes shall be subject to adjustment upon the issuance of any shares of common stock or securities convertible into shares of common stock below the then-existing conversion price, with certain exceptions. Additionally, the conversion price of the Notes and the number of shares of common stock issuable on the conversion of the Notes shall be subject to adjustment in the event of any stock split, reverse stock split, recapitalization, reorganization or similar transaction. A holder will not have the right to convert any portion of a Note if the holder (together with its affiliates) would beneficially own in excess of 4.99% of the number of shares of our common stock outstanding immediately after giving effect to the conversion, as such percentage ownership is determined in accordance with the terms of the Notes. However, any holder may increase or decrease such percentage to any other percentage, but in no event above 9.99%, provided that any increase of such percentage will not be effective until 61 days after providing us notice.

Rights of Note Holders

Additionally, the holders of the Notes shall have the right (i) to receive any distributions made by the Company, including the payment of dividends, and (ii) to participate in any issuance by the Company on a pro rata basis as if they held the number of shares of common stock acquirable upon complete conversion of the Note. Aside from the above rights, or any rights available as a result of such holder’s ownership of shares of our common stock, the holder of a Note does not have the rights or privileges of a holder of our common stock, such as voting rights, until the holder converts the Note into shares of common stock.

Description of the Warrants

The Warrants are exercisable for a period of 60 months from the date of the issuance of the Warrant. The Warrants entitle the holders of the Warrants to purchase, in aggregate, 29,381,039 shares of our common stock, subject to certain adjustments. The Warrants will expire 60 months from the date of the issuance of the Warrant and are exercisable immediately. The Warrants are initially exercisable at an exercise price equal to $0.31, subject to adjustment on the eighteen month anniversary of issuance, and certain other adjustments.

Adjustments

The exercise price of the Warrants shall be subject to adjustment upon the issuance of any shares of common stock or securities convertible into shares of common stock below the then-existing exercise price, with certain exceptions. The exercise price and number of shares of common stock issuable on the exercise of the Warrants shall be subject to adjustment in the event of any stock split, reverse stock split, recapitalization, reorganization or similar transaction. The holder of the Warrant will not have the right to exercise any portion of the Warrant if the holder, together with its affiliates, beneficially own in excess of 4.99% of the number of shares of our common stock outstanding immediately after giving effect to the conversion, as such percentage ownership is determined in accordance with the terms of the Warrants. However, any holder may increase or decrease such percentage to any other percentage, but in no event above 9.99%, provided that any increase of such percentage will not be effective until 61 days after providing us notice.

Rights of Warrant Holders

The holders of the Warrants shall have the right (i) to receive any distributions made by the Company, including the payment of dividends, and (ii) to participate in any issuance by the Company on a pro rata basis as if they held the number of shares of common stock acquirable upon complete exercise of the Warrant. Aside from the above rights, or any rights available as a result of such holder’s ownership of shares of our common stock, the holder of a Warrant does not have the rights or privileges of a holder of our common stock, such as voting rights, until the holder converts the Warrant into shares of common stock.

Why the Company Needs Stockholder Approval

Our common stock is listed on The NASDAQ Capital Market and, as such, we are subject to the NASDAQ Stock Market Rules. NASDAQ Stock Market Rule 5635(d) is referred to as the “NASDAQ 20% Rule.” In order to comply with the NASDAQ 20% Rule and to satisfy the closing conditions under the Purchase Agreements, we are seeking stockholder approval for the potential issuance of more than 20% of our outstanding common stock upon conversion of the Notes and the exercise of the Warrants issued in accordance with the Purchase Agreement.

The NASDAQ 20% Rule requires that an issuer obtain stockholder approval prior to certain issuances of common stock or securities convertible into or exchangeable for common stock at a price less than the greater of market price or book value of such securities (on an as exercised basis) if such issuance equals 20% or more of the common stock or voting power of the issuer outstanding before the transaction. Shares of common stock issuable upon the conversion of the Notes and the exercise of the Warrants are considered common stock issued for the purposes of determining whether the 20% limit has been reached. Also, under the NASDAQ Stock Market Rules, each of the Closings will be aggregated together for the purposes of determining whether the 20% limit has been reached. The aggregate number of shares of common stock issuable upon the conversion of the Notes and the exercise of the Warrants could exceed 20% of our outstanding common stock at a price less than the greater of the book value or market of the shares on the applicable date; consequently, the issuance and sale of the Notes and the Warrants at the Second Closing and the Third Closing is subject to the NASDAQ 20% Rule and requires the approval of our stockholders.

Effect of the Issuance on Current Stockholders

If our stockholders approve the Issuance, we will be able to issue and sell to the Investors the Second Notes, the Second Warrants, the Third Notes and the Third Warrants (collectively, the “Post-Approval Notes and Warrants”) pursuant to the terms of the Purchase Agreement. If our stockholders do not approve the Issuance, we will be unable to issue and sell the Post-Approval Notes and Warrants and consequently will not receive the additional $22.5 million in gross proceeds to be paid at the Second Closing and the Third Closing. We are not seeking the approval of our stockholders to authorize our entry into the Purchase Agreement, and have already entered into the Purchase Agreement, which is a binding obligation on us. The failure of our stockholders to approve the Issuance will not negate the existing terms of the documents relating to the Issuance. The Notes and Warrants issued at the First Closing will remain outstanding and the terms of the Notes and the Warrants will remain outstanding obligations of ours in favor of the holders. Additionally, as part of the Purchase Agreement, we have agreed not to issue any equity or equity-linked securities, other than certain employee-based compensation, without the consent of the Investors for one year after the First Closing. If the Issuance is not approved by our stockholders, this restriction will prevent us from raising additional funds to replace the funds we would receive at the Second Closing and Third Closing, unless we take certain steps to end our obligations under the Purchase Agreement. Finally, we are obligated to put a proposal similar to this proposal up for a stockholder vote by May 15, 2016, and semi-annually thereafter until such stockholder approval is achieved.

We intend to use the net proceeds of the Issuance to continue our commercialization efforts, for clinical and product development activities and for other working capital and general corporate purposes. We have not yet determined with certainty the manner in which we will allocate these net proceeds. Accordingly, our management will have broad discretion in the application of the net proceeds, and investors will be relying on the judgment of our management regarding the application of the proceeds of this offering. The amounts and timing of these expenditures will vary depending upon a number of factors, including our success in implementing our commercialization strategy for our product, the success of our research and product development efforts, future sales growth, cash generated from future operations and actual expenses to operate our business. Pending the uses described above, we intend to invest the net proceeds in United States government securities and other short-term, investment-grade, interest-bearing instruments.

Required Vote of Stockholders

Approval of the Issuance requires the affirmative vote of the holders of a majority of the shares of our common stock present in person or by proxy at the Special Meeting and entitled to vote. Your broker has discretionary authority to vote your shares with respect to “routine” proposals but not with respect to “non-routine” proposals. The Issuance is a non-routine matter and so may not be voted on by your broker if you do not submit voting instructions.

If the required votes for this proposal are obtained, then the Company will have the authority to issue and sell the Post-Approval Notes and Warrants in the Second Closing and the Third Closing upon the satisfaction of the required closing conditions for each of the Closings.

Recommendation of the Board of Directors

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF THE ISSUANCE.

PROPOSAL 4—APPROVAL OF ONE OR MORE ADJOURNMENTS TO THE SPECIAL MEETING, IF NECESSARY OR APPROPRIATE, TO ESTABLISH A QUORUM OR TO SOLICIT ADDITIONAL PROXIES IF THERE ARE NOT SUFFICIENT VOTES IN FAVOR OF PROPOSAL 1, PROPOSAL 2 OR PROPOSAL 3

We are asking our stockholders to vote on a proposal to approve one or more adjournments to the Special Meeting, if necessary or appropriate, to establish a quorum or to solicit additional proxies if there are not sufficient votes at the time of the Special Meeting cast in favor of Proposal 1, Proposal 2 or Proposal 3.

Required Vote of Stockholders

Approval of one or more adjournments to the Special Meeting, if necessary or appropriate, to establish a quorum or to solicit additional proxies if there are not sufficient votes at the time of the Special Meeting cast in favor of Proposal 1, Proposal 2 or Proposal 3 requires the affirmative vote of the holders of a majority of the shares of our common stock present in person or by proxy at the meeting and entitled to vote. A “broker non-vote” or a failure to submit a proxy or vote at the Special Meeting will have no effect on the outcome of the vote for this Proposal 4. For purposes of the vote on this Proposal 4, an abstention will have the same effect as a vote “AGAINST” such proposal.

Recommendation of the Board of Directors

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF ONE OR MORE ADJOURNMENTS TO THE SPECIAL MEETING, IF NECESSARY OR APPROPRIATE, TO ESTABLISH A QUORUM OR TO SOLICIT ADDITIONAL PROXIES IF THERE ARE NOT SUFFICIENT VOTES IN FAVOR OF PROPOSAL 1, PROPOSAL 2 OR PROPOSAL 3.

“HOUSEHOLDING” OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement or annual report, as applicable, addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. Although we do not household for our registered stockholders, some brokers household proxy materials and annual reports, delivering a single proxy statement and annual report to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement or annual report, or if you are receiving multiple copies of either document and wish to receive only one, please notify your broker. We will deliver promptly upon written or oral request a separate copy of our annual report and/or proxy statement to a stockholder at a shared address to which a single copy of either document was delivered. For copies of either or both documents, stockholders should write to Secretary, EnteroMedics Inc., 2800 Patton Road, St. Paul, Minnesota 55113, or call (651) 634-3003.

OTHER MATTERS

The Company is unaware of any business, other than described in this Proxy Statement that may be considered at the Special Meeting. If any other matters should properly come before the Special Meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxies held by them in accordance with their best judgment.

To assure the presence of the necessary quorum and to vote on the matters to come before the Special Meeting, please promptly indicate your choices via the internet, by phone or by mail, according to the procedures described on the proxy card. The submission of a proxy via the internet, by phone or by mail does not prevent you from attending and voting at the Special Meeting.

AVAILABLE INFORMATION

The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and, in accordance therewith, files reports and other information with the Commission. Any interested party may inspect information filed by the Company, without charge, at the public reference facilities of the Commission at its principal office at 100 F. Street, N.E., Washington, D.C. 20549. Any interested party may obtain copies of all or any portion of the information filed by the Company at prescribed rates from the Public Reference Section of the Commission at its principal office at 100 F. Street, N.E., Washington, D.C. 20549. In addition, the Commission maintains an Internet site that contains reports, proxy and information statements and other information regarding the Company and other registrants that file electronically with the Commission at http://www.sec.gov.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to incorporate by reference the information we file with them. This allows us to disclose important information to you by referencing those filed documents. We have previously filed the following documents with the SEC and are incorporating them by reference into this proxy statement:

•

Annual Report on Form 10-K (including the portions of our Proxy Statement on Schedule 14A for our 2015 Annual Meeting, filed with the SEC on April 1, 2015, that are incorporated by reference therein) for the year ended December 31, 2014 filed with the SEC on March 13, 2015;

•

Quarterly Reports on Form 10-Q for the quarter ended March 31, 2015 filed with the SEC on May 8, 2015; the quarter ended June 30, 2015 filed with the SEC on August 7, 2015; and the quarter ended September 30, 2015 filed with the SEC November 9, 2015;

•

Current Reports on Form 8-K filed with the SEC on January 14, 2015; February 9, 2015; March 13, 2015; April 8, 2015; May 12, 2015; May 20, 2015; June 4, 2015; June 30, 2015; June 30, 2015; July 6, 2015; July 7, 2015; July 8, 2015; August 3, 2015; August 18, 2015; August 25, 2015; September 1, 2015; September 15, 2015; October 13, 2015; November 2, 2015; November 5, 2015; November 9, 2015 (only with respect to Item 8.01); and November 17, 2015; and

•

the description of our common shares contained in any registration statement on Form 8-A that we have filed with the SEC, and any amendment or report filed for the purpose of updating this description.

You can obtain a copy of any documents which are incorporated by reference in this proxy statement, except for exhibits which are specifically incorporated by reference into those documents, at no cost, by writing or telephoning us at:

EnteroMedics Inc.

2800 Patton Road

St. Paul, Minnesota 55113

Attention: Secretary

(651) 634-3003

APPENDIX A

CERTIFICATE OF AMENDMENT

TO THE

FIFTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

ENTEROMEDICS INC.

EnteroMedics Inc. (the “Corporation”), a corporation duly organized and existing under the Delaware General Corporation Law (the “DGCL”), does hereby certify that:

First.              The amendment to the Corporation’s Fifth Amended and Restated Certificate of Incorporation set forth below was duly adopted and approved by the Board of Directors by unanimous written consent effective as of                     , 2015 in accordance with the provisions of Section 242 of the DGCL and was approved by the stockholders at a special meeting of the Corporation’s stockholders, duly called and held upon notice in accordance with Section 222 of the DGCL, at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

Second.              The Fifth Amended and Restated Certificate of Incorporation is hereby amended by amending and restating Section 1 of Article IV:

1. Authorized Stock. The Corporation is authorized to issue two classes of shares to be designated respectively Preferred Stock, par value $0.01 per share, and Common Stock, par value $0.01 per share. The total number of shares of Preferred Stock authorized is 5,000,000. The total number of shares of Common Stock authorized is                     .

Third.              The Fifth Amended and Restated Certificate of Incorporation is hereby amended by amending and restating Section 4 of Article IV:

“4. Reverse Stock Split. Upon the filing and effectiveness (the “Effective Time”) pursuant to the Delaware General Corporation Law of this Certificate of Amendment to the Fifth Amended and Restated Certificate of Incorporation of the Corporation, each             shares of Common Stock, par value $0.01 (the “Old Common Stock”) either issued and outstanding or held by the Corporation in treasury stock immediately prior to the Effective Time shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of Common Stock, par value $0.01 per share (the “New Common Stock”). The Corporation shall, through its transfer agent, provide a book-entry statement reflecting the number of shares of New Common Stock to which the holder is entitled following a reverse stock split to holders of Old Common Stock. From and after the Effective Time, certificates representing shares of Old Common Stock are hereby canceled and shall represent only the right of holders thereof to receive New Common Stock. The Corporation shall not issue fractional shares of New Common Stock. The reverse stock split shall not increase or decrease the amount of stated capital or paid-in surplus of the Corporation, provided that any fractional share that would otherwise be issuable as a result of the reverse stock split shall be rounded up to the nearest whole share of New Common Stock. From and after the Effective Time, the term “New Common Stock” as used in this Article IV shall mean common stock as provided in the Fifth Amended and Restated Certificate of Incorporation.”

Fourth.              Except as herein amended, the Corporation’s Fifth Amended and Restated Certificate of Incorporation shall remain in full force and effect.

Fifth.              The Effective Time of this Amendment will be                     , 20          at 12:01 a.m. Eastern Time.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by a duly authorized officer on this      day of                     , 2015.

ENTEROMEDICS INC.

By:

Its:

LOCATION OF ENTEROMEDICS SPECIAL MEETING OF STOCKHOLDERS

December 21, 2015 at 2:00 p.m., Central Time

Dorsey & Whitney LLP

Seattle Room

50 South Sixth Street, Suite 1500

Minneapolis, Minnesota 55402

Directions By Car:

From Minneapolis-St. Paul Airport

Take 5 north to 55 west. Continue left onto 62. Exit onto I-35W north. Exit onto 11th St. South. Turn right on Hennepin Ave. Turn right on South 6th St. Parking ramp for 50 South 6th will be on your left.

From the East

Take I-94 west to South 5th St. exit. Take a left onto Portland Ave. Proceed two blocks, then turn right onto 7th St. Follow 7th St. to Hennepin Ave. and turn right. Take another right on South 6th St. Parking ramp for 50 South 6th will be on your left.

From the West

Take I-394 east to South 6th St. exit. Proceed three blocks. Alternatively, take I-94 to the North 4th St. exit and turn right. Turn left on North 6th St. Parking ramp for 50 South 6th will be on your left.

From the North

From I-35W, take the Washington Ave. exit and turn right. Proceed to 1st Ave. and turn left. Take another left on South 6th St. Parking ramp for 50 South 6th will be on your left.

From the South

From I-35W, take the South 11th St. exit and proceed to Hennepin Ave., turn right. Turn right again on South 6th St. Parking ramp for 50 South 6th will be on your left.

Directions By Light Rail:

Board the train at the Minneapolis-St. Paul Airport or any point southeast of downtown Minneapolis and disembark at the Nicollet Mall/5th St. stop. Walk one block west to the building entrance at 6th and Nicollet. The ride is approximately 25 minutes from the airport.

Shareowner ServicesSM P.O. Box 64945 St. Paul, MN 55164-0945

Vote by internet, Telephone or Mail

24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET/MOBILE – www.proxypush.com/etrm Use the Internet to vote your proxy until 12:00 p.m. (CT) on December 20, 2015.

PHONE – 1-866-883-3382 Use a touch-tone telephone to vote your proxy until 12:00 p.m. (CT) on December 20, 2015.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW,

SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

    Please detach here

The Board of Directors Recommends a Vote FOR Items 1, 2, 3 and 4.

1.	Approval of an amendment to the Company’s Fifth Amended and Restated Certificate of Incorporation to effect a reverse split of our issued and outstanding shares of common stock at a ratio of between 1-for-6 and 1-for-15, inclusive, which ratio will be selected at the sole discretion of our Board of Directors at any whole number in the above range, with any fractional shares that would otherwise be issued as a result of the reverse split being rounded up to the nearest whole share (the “Reverse Stock Split”); provided, that our Board of Directors may abandon the Reverse Stock Split in its sole discretion.	☐	For	☐	Against	☐	Abstain

2.	Approval of an amendment to Article IV, Section 1 of the Company’s Fifth Amended and Restated Certificate of Incorporation, effective after the Reverse Stock Split, to increase the number of shares of common stock authorized for issuance to 150 million shares.	☐	For	☐	Against	☐	Abstain

3.	Approval, for purposes of complying with NASDAQ Listing Rule 5635(d), of the issuance of shares of our common stock underlying convertible notes and warrants issued by us pursuant to the terms of that certain Securities Purchase Agreement, dated November 4, 2015, between the Company and the investors named therein, in an amount equal to or in excess of 20% of our common stock outstanding before the issuance of such convertible notes and warrants.	☐	For	☐	Against	☐	Abstain

4.	Approval of one or more adjournments to the special meeting, if necessary or appropriate, to establish a quorum or to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting cast in favor of Proposal 1, Proposal 2 or Proposal 3.	☐	For	☐	Against	☐	Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS.

Date
Address Change? Mark box ☐ Indicate Changes below

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

ENTEROMEDICS INC.

SPECIAL MEETING OF STOCKHOLDERS

December 21, 2015

2:00 p.m., Central Time

Dorsey & Whitney LLP

Seattle Room

50 South Sixth Street, Suite 1500

Minneapolis, MN 55402

EnteroMedics Inc.
2800 Patton Road
St. Paul, Minnesota 55113	proxy

This proxy is solicited by the Board of Directors for use at the Special Meeting on December 21, 2015.

The shares of stock you hold in your account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted “FOR” Items 1, 2, 3 and 4.

By signing the proxy, you revoke all prior proxies and appoint Mark B. Knudson, Ph.D. and Greg S. Lea, and each of them with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Special Meeting and all adjournments.

See reverse for voting instructions.